Bausch & Lomb Incorporated

                                   Exhibit 11


              Statement Regarding Computation of Per Share Earnings
               (Share Amounts in Thousands Except Per Share Data)


                                            Three Months Ended
                                            March 28,     March 29,
                                               1998          1997

Net Earnings  (in millions) (a)               $ (49.4)       $   3.3

Actual outstanding Common and
Class B shares at beginning of
period                                          55,209        55,404

Sum of weighted average activity
of : (1) Common and Class B
shares issued for stock options
(2) repurchases of Common and
Class B stock and
(3) cancellation of outstanding
stock options                                      124            35

Weighted Basic Shares (b)                       55,333        55,439

Effect of assumed exercise of
Common stock equivalents                           376           155

Weighted diluted Shares (c)                     55,709        55,594

Basic earnings per share (a/b)                 $(0.89)         $0.06

Diluted earnings per share (a/c)               $(0.89)         $0.06
(a/c)